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                                                                  EXHIBIT (c)(7)

                              GRUMMAN CORPORATION
                    AMENDED AND RESTATED EXCESS BENEFIT PLAN



             1. Purpose of Plan. This Excess Benefits Plan is intended to provide additional benefits to employees of Grumman Corporation ("Grumman") or its subsidiaries who are Members of the Grumman Corporation Pension Plan (the "Pension Plan") and whose benefits thereunder are limited by (i) the statutory ceilings on the amount of compensation which may be utilized in any Plan Year for purposes of computing benefits payable under the Pension Plan with respect to any Member, as imposed pursuant to Section 401(a)(17) of the Code and reflected in Section 11.06 of the Pension Plan, and (ii) statutory ceilings on the amount of the Annual Benefit payable to any Member under the Pension Plan, as imposed pursuant to Section 415 of the Code and reflected in Sections 11.01 through 11.05 of the Pension Plan (the statutory ceilings referred to in clauses (i) and (ii) being hereinafter collectively referred to as the "Statutory Ceilings"). It is intended that the additional benefits hereunder will be provided to Members (as hereinafter defined) who attain the status of a Pensioner (as hereinafter defined) on or after December 1, 1983.

             2. Definitions. Unless the context requires otherwise, all terms used herein (other than the terms that are defined herein) shall have the meaning set forth in Article I of the Pension Plan.

In addition -

             (a) "BENEFICIARY" shall have the meaning set forth in Article I of the Pension Plan except that it shall not include the Pensioner;

             (b) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

             (c) "PENSIONER" shall mean any Member of the Pension Plan who is entitled to receive benefits pursuant to the terms thereof, including, without limitation,

               (i)  a Member whose Normal Retirement Age is age 65, who
retired on his Normal Retirement Date, and who is entitled to receive a pension pursuant to Section 4.02 of the Pension Plan;
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               (ii)  a Member whose Normal Retirement Age is other than age 65, who retires on his Normal Retirement Date, and who is entitled to receive a pension pursuant to Section 4.02A of the Pension Plan;

              (iii) a Member who retires after his Normal Retirement Date, and who is entitled to receive a pension purpose to Section 4.03 of the Pension Plan;

               (iv)  a Member who has retired before his Normal Retirement
Age pursuant to Section 4.04 of the Pension Plan, and is entitled to receive a pension pursuant to such Section;

                (v) a Member who, pursuant to Section 4.05 of the Pension Plan, is deemed to have retired under Section 4.04 of the Pension Plan, and is entitled to receive a pension under Section 4.05 of the Pension Plan; and

               (vi) a Member who had been in service as an employee of Grumman and/or any other Company or Companies for the requisite number of years as of the time of his termination of employment with a Company, and is entitled to receive a pension pursuant to Section 4.07 of the Pension Plan.

               (d) "PLAN" shall mean the Grumman Corporation Excess Benefit Plan, as set forth herein and as from time to time amended; and

               (e) "UNREDUCED BENEFIT" shall mean the benefit to which a Pensioner or Beneficiary would be entitled under the Pension Plan in the absence of the Statutory Ceilings.

               3. Participation in the Plan. Benefits under this Plan shall be payable to each Pensioner whose Unreduced Benefit exceeds the maximum benefit payable to him under the Pension Plan after giving effect to the Statutory Ceilings. Benefits shall also be payable to the Beneficiary of a Pensioner if such Beneficiary's Unreduced Benefit exceeds the maximum benefit payable to him under the Pension Plan after giving effect to the Statutory Ceilings.

               4.   Amount of Benefit.  Except as otherwise provided in
Section 7, each Pensioner or Beneficiary shall be entitled to a benefit equal to the difference between (i) his Unreduced Benefit and (ii) the maximum benefit which may be paid to him under the provisions of the Pension Plan, giving effect to the Statutory Ceilings.
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             5.   Form of Benefit.  Benefits under this Plan shall be paid in the same form and at the same time as the benefits payable to the Pensioner or Beneficiary under the Pension Plan. To the extent required in calculating benefits hereunder, the interest rate assumptions and mortality tables then being used under the Pension Plan shall be used in similar situations and for similar purposes hereunder.

             6. Obligation of Grumman. This Plan is intended to be an unfunded Plan for purposes of Title I of ERISA. All benefits payable hereunder are unsecured contractual obligations of Grumman.

             7. Amendment of Termination. (a) Grumman may amend this Plan at any time and from time to time, without the consent of any Member, Pensioner, or Beneficiary, provided, however, that (x) no amendment to this Plan shall reduce the benefits payable to any present or future Pensioner or Beneficiary hereunder to an amount less than that which would have been payable to him under paragraph (b) below if this Plan had been terminated as of the date of such amendment, and (y) if the Pension Plan shall be terminated, this Plan shall be terminated simultaneously.

             (b) Grumman may terminate this Plan at any time, without the consent of any Pensioner, Member or Beneficiary. Upon any termination of the Plan, the following provisions shall govern Grumman's liability for benefits hereunder, anything in this Plan to the contrary notwithstanding:

                 (i)   Pensioners in Pay Status.  With respect to any
         Pensioner or Beneficiary who is receiving benefits hereunder as of the date of termination of this Plan, Grumman shall continue to pay benefits to such Pensioner or Beneficiary hereunder, as and when such benefits are payable and in accordance with the terms hereof, as if this Plan had not been terminated.

                (ii)   Individuals Vested under the Pension Plan.  With
         respect to any Pensioner who is vested under the Pension Plan but is not yet receiving benefits hereunder as of the date of termination of this Plan, Grumman shall pay such Pensioner or his Beneficiary his Accrued Benefits (as hereinafter defined), as and when he receives benefits under the Pension Plan.
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               (iii)  Termination of Pension Plan.  Except as otherwise
         Provided in clauses (i) and (ii) above, if this Plan is terminated because of termination of the Pension Plan, benefits hereunder shall be paid at the same time, and in the same manner as benefits are paid pursuant to the termination of the Pension Plan.

                (iv) Other Persons. Except as provided in clauses (i), (ii) and (iii) above, Grumman shall have no liability to pay any benefits hereunder in the event of termination of this Plan.

                 (c) As used herein, "Accrued Benefits" shall mean, with respect to any individual vested under the Pension Plan, and upon termination of this Plan, the difference (if any) between (x) the Unreduced Benefit such individual would have been entitled to under the Pension Plan, in the absence of the Statutory Ceilings, and (y) the actual benefit the individual would be entitled to receive under the Pension Plan, if the individual had terminated his employment with Grumman on the date of termination of this Plan.

                  8.  Miscellaneous.

                 (a)  This Plan shall be administered by the Employees
Pension Board of the Pension Plan (the "Employees Pension Board"). The Employees Pension Board shall review all questions arising in connection with the Plan, including its interpretation, and may adopt procedural rules, and employ and rely upon such legal counsel, actuaries, accountants and agents as it may deem advisable to assist it in the administration of the Plan. Interpretations and findings of the Employees Pension Board shall be conclusive and binding on all persons.

                 This Plan shall be construed, administered and enforced according to the laws of the State of New York except to the extent superseded by ERISA.

                 (b) This Plan shall be binding upon Grumman and its successors and assigns.

                 (c) All benefit payments hereunder shall be subject to all applicable taxes and tax withholdings.

                 (d) Should any provision of this Plan in any way contravene the laws of any state or jurisdiction, such provision shall be deemed not to be a part of this Plan in that
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state or jurisdiction and the parties agree to remain bound by all remaining provisions.

                 (e)  As used herein, he or his includes she or hers.

                 (f) Grumman may, for administrative reasons, establish a grantor trust for the benefit of participants in the Plan. The assets of such trust will be held separate and apart from other Grumman funds and shall be used exclusively for the purposes set forth in the applicable trust agreement, subject to the following conditions:

                 (i) the creation of such trust shall not cause the Plan to be other than "unfunded" for purposes of Title I of ERISA;

                (ii) Grumman shall be treated as the "grantor" of such trust for purposes of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code; and

               (iii) such trust agreement shall provide that, in the event of Grumman's insolvency, the assets held in trust may be used to satisfy claims of Grumman's general creditors, provided that the rights of such general creditors are enforceable under federal and state law.

                (g) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the participant.

                (h) The Employees Pension Board shall provide adequate notice in writing to any Pensioner or Beneficiary whose claim for a benefit under this Plan has been denied, setting forth the specific reasons for such denial, and written in a manner calculated to be understood by such Pensioner or Beneficiary. A reasonable opportunity shall be afforded to any such Pensioner or Beneficiary for a full and fair review by the Employees Pension Board of its decision denying the claim.

                (i) This Plan does not constitute a contract of employment between any Member, Pensioner or Beneficiary and Grumman, and shall not be construed as limiting Grumman's
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rights to terminate a Member, Pensioner or Beneficiary as freely and with the same effect as if this Plan was not in effect.